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Exhibit 10.14

Termination of BRS and Castle Harlan Management Agreements

        This Termination of BRS and Castle Harlan Management Agreements ("Termination") is effective as of June 25, 2004 between McCormick & Schmick Acquisition Corp., a Delaware corporation ("MSAC"), McCormick & Schmick Restaurant Corp., a Delaware corporation ("MSRC"), McCormick & Schmick Holdings LLC, a Delaware limited liability company ("Holdings"), McCormick & Schmick's Seafood Restaurants, Inc. ("MSSR"), Bruckmann, Rosser, Sherrill & Co., L.L.C., a Delaware limited liability corporation ("BRS") and Castle Harlan, Inc., a Delaware corporation ("Castle Harlan").

Recitals

        A.    MSAC, MSRC, BRS and Castle Harlan are parties to Management Agreements, dated as of August 22, 2001 (the "Management Agreements"), under which each of BRS and Castle Harlan provide services to MSAC and MSRC in consideration of annual payments to each of $1.1 million.

        B.    MSSR, a wholly owned subsidiary of Holdings which is the indirect parent of MSAC and MSRC, has filed a registration statement on Form S-1 to register with the Securities and Exchange Commission shares of common stock in an underwritten initial public offering (the "IPO").

        C.    In connection with the IPO, the parties have determined that it is in the best interest of Holdings and MSSR and their respective equity holders to terminate the Management Agreements.

Agreement

        1.     Termination; Release. As of the effective date of this Termination (the "Termination Date"), the Management Agreements are terminated. Each of the parties hereby releases the others from any obligations or claim, whether known or unknown, under the Management Agreements effective upon the Termination Date; provided, however, that the obligation of the MSAC to indemnify each of BRS and Castle Harlan under Section 6 of the Management Agreements, and the guarantee of MSRC of that obligation under Section 17 of the Management Agreements, shall survive the termination of the Management Agreements; provided further, that if MSSR determines not to proceed with the IPO, the parties shall enter into management agreements with terms substantially similar to the Management Agreements, which agreements shall be effective as of the Termination Date.

        2.     Consideration. In consideration of the termination of the Management Agreements, MSSR agrees to pay to each of BRS and Castle Harlan $1.1 million cash (the "Termination Fee"), which amount shall be payable within 30 days of the Termination Date; provided, however, that if MSSR determines not to proceed with the IPO and the parties enter into new management agreements, each of BPS and Castle Harlan shall return the Termination Fee to MSSR.

        3.     Counterparts. This Termination may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon one instrument.

[Signature page follows]

        In witness whereof, the Parties have executed this Termination of BRS and Castle Harlan Management Agreements as of the date first written above.

McCormick & Schmick Acquisition Corp.		Bruckmann, Rosser Sherrill & Co., L.L.C.
By:		By:

	Douglas L. Schmick, President	Name:

Title:

McCormick & Schmick Restaurant Corp.		Castle Harlan, Inc.
By:		By:

	Douglas L. Schmick, President	Name:

Title:

McCormick & Schmick Holdings LLC
By:
Douglas L. Schmick, President
McCormick & Schmick's Seafood Restaurants, Inc.
By:
Douglas L. Schmick, President

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Termination of BRS and Castle Harlan Management Agreements